Exhibit 99.1

TIDEWATER INC. — KMAR Sale of Vessels

NEW ORLEANS, April 4, 2005 — Tidewater Inc. (NYSE:TDW) announced today that the prospective purchaser of up to six of its KMAR Anchor Handling Vessels advised Tidewater at the close of business on April 1 that, although the purchaser intended to continue its efforts to complete the transaction at the price and on the terms previously agreed, it had not been successful in satisfying one of the closing conditions by an agreed date. Tidewater had previously announced the proposed sale in mid-March. Given this development, Tidewater will continue discussing a sale of the vessels with the purchaser on a non-exclusive basis, but will also evaluate offers from other third parties, should any be made, and retains the unilateral right to accept a proposal for the vessels that it deems in its sole discretion to be superior.

Tidewater Inc. owns and operates over 570 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Keith Lousteau - (504) 568-1010